Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333‑211858

Pricing Supplement No. 13
 (To Prospectus dated May 15, 2017)

GOLD DEPOSIT RECEIPTS

Pricing Supplement
 May 2018

Issuer:	Vaulted Gold Bullion Trust

Securities:
Class A Gold Deposit Receipts, Class F Gold Deposit Receipts, Class F‑1 Gold Deposit Receipts, Class F‑2 Gold Deposit Receipts, Class F‑3 Gold Deposit Receipts, and Class S Gold Deposit Receipts (collectively, the “Gold Deposit Receipts” or the “Receipts”), each representing an undivided beneficial ownership in a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”). The Gold Bullion will be held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint. The Gold Deposit Receipts are separate from the Gold Bullion.

Period:	May 1 – May 31, 2018

Number of Class A and Class F through Class F‑3 Receipts Sold in Period:	None

Number of Class S Gold Deposit Receipts Sold in Period:	132,688 Class S Gold Deposit Receipts

Aggregate Gold Deposit Receipts of All Classes Outstanding at Period End:[1]	A total of 342,536 Gold Deposit Receipts outstanding.

[1]	By class, at May 31, 2018, there are Gold Deposit Receipts outstanding as follows: Class A, 63; Class F, 123; Class F 1, Class F 2, and Class F 3, 0; and Class S, 342,350.

Daily High and Low Sale Price to Public per Class S Gold Deposit Receipt Sold in Period:	The sale of the Class S Gold Deposit Receipts took place on May 11, 2018 at $1,324.85, representing the prevailing interbank spot price for one troy ounce of gold.

Net Proceeds to the Trust:	$175,791,696.80

Listing:	The Gold Deposit Receipts will not be listed or traded on any securities exchange.

Underwriter:	BMO

CUSIP/ISIN for Class S Gold Deposit Receipts:	92242D700/ US92242D7003

The Gold Deposit Receipts are issued by the Vaulted Gold Bullion Trust and represent direct gold bullion ownership. The securities are not issued by or guaranteed by Bank of Montreal and are not bank deposits.